FOR IMMEDIATE RELEASE

The Laclede Group and Energy Transfer Announce
Early Termination of Hart-Scott-Rodino Review Period

ST. LOUIS, MO and DALLAS, TX - January 24, 2013 - The Laclede Group, Inc. (NYSE: LG) (“Laclede Group”) and Energy Transfer Equity, L.P. (NYSE: ETE) and Energy Transfer Partners, L.P. (NYSE: ETP) today announced the early termination on January 22 of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) in connection with the previously announced transaction. The transactions include purchase and sale agreements under which two wholly owned subsidiaries of Laclede Group will acquire the assets of Missouri Gas Energy and New England Gas Company (collectively, the “LDCs”) from Southern Union Company, a jointly owned affiliate of ETE and ETP.

The early termination of the HSR review period satisfies a significant regulatory condition to the consummation of the acquisitions.

The acquisitions of the LDCs are expected to be closed before the end of the third quarter of calendar 2013, subject to the receipt of certain other regulatory approvals.

The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. The Laclede Group's primary non-utility business, Laclede Energy Resources, Inc., included in the Non-Regulated Gas Marketing segment, provides non-regulated natural gas services. The Laclede Group, Inc. is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about The Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership, which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP) and approximately 50.2 million ETP limited partner units; and owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million RGP limited partner units. ETE also owns a non-controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc. The ETE family of companies owns approximately 69,000 miles of natural gas, natural gas liquids, refined products, and crude pipelines. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.

Energy Transfer Partners, L.P. (NYSE:ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 24,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP also owns the general partner interests, 100% of the incentive distribution rights, and a 32.4% limited partnership interest in Sunoco Logistics Partners L.P. (NYSE:SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP also holds a 70% interest in Lone Star NGL, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. In addition, ETP holds controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc. ETP's general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE). For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION
This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the transaction described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE, ETP, Southern Union or Laclede. Among those is the risk that the transactions described above may not be consummated or that the anticipated benefits from the transactions cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by ETE, ETP, Southern Union and Laclede. None of ETE, ETP, Southern Union or Laclede undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.

For The Laclede Group:
Investor Contact:	Media Contact:
Scott W. Dudley Jr.	Jessica B. Willingham
314-342-0878	314-342-3300
sdudley@thelacledegroup.com	jwillingham@thelacledegroup.com

For Energy Transfer Equity, L.P., Energy Transfer Partners, L.P. and Southern Union Company:
Investor Contact:	Media Contact:
Brent Ratliff	Vicki Granado
214.981.0700	214.599.8785
Brent.Ratliff@energytransfer.com	vicki@granadopr.com

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